UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 16, 2016

Date of Report (Date of earliest event reported)

KSIX MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52522	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave., Suite A-910 Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 701-8030

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On or about February 24, 2016, the Company entered into a Senior Secured Credit Facility with TCA Global Credit Master Fund, LP (the “TCA Agreement”). Pursuant to §2.5(f) of the TCA Agreement, the Company was obligated to pay an advisory fee of $300,000 USD. In lieu of the cash payment, TCA Global Credit Master Fund, LP (“TCA”) agreed to take 1,782,000 shares of Common Stock restricted in accordance with Rule 144 (the “Advisory Fee Stock”). The issuance of the Advisory Fee Shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. Under this Agreement, once the Advisory Fee Shares satisfies the requirements of Rule 144, TCA may sell these Advisory Fee Shares until such time as they have received $300,000 in gross proceeds. At that time, TCA is obligated to return any remaining shares of Advisory Fee Stock back to the Company for cancellation into treasury. TCA is an accredited investor as defined under Regulation D, Rule 501, familiar with our corporate operations, and there was no general solicitation. The transaction approved by written consent of the Board of Directors through authority set forth in our Articles of Incorporation, corporate bylaws, and §78.315 of the Nevada Revised Statutes. The Advisory Fee Shares was issued on or about March 4, 2016, and was fully paid and non-assessable upon execution of the TCA Agreement.

On or about September 15, 2016 the Company entered into a First Amended Credit Agreement which amended the agreements underlying the Senior Secured Credit Facility with TCA Global Credit Master Fund, LP (the “TCA Agreement”) described above utilizing a third party, Salksanna, LLC (“Salksanna”), a Delaware limited liability company, to negotiate an amended credit facility whereby Salksanna will purchase, with each monthly payment due to TCA, portions of the debt underlying the TCA Agreement pursuant to a Debt Purchase Agreement executed with Salksana on same said date. The Company will then utilize the proceeds paid to it by Salksanna to debt service TCA and in the process, issuing Salksanna a series of replacement promissory notes convertible into shares of the Company upon maturity of the underlying note. TCA will remain in custody of its ‘Advisory Fee Shares’ as defined in the TCA Agreement, but is restricted from selling such shares but for an event of default, and only then after notice and failure to cure by the Company of such default. The first of such notes issued to Salksanna is in the amount of $53,452.53 with a maturity date of March 13, 2018. On September 16, 2016, Salksana executed an “Assignment of Note” and made the first payment of $53,452.53 to TCA. Pursuant to such assignment and payment of $53,452.53 to TCA by Salksana, the Company executed the “Convertible Replacement Convertible Note A to the holder Salksana (hereinafter referred to as the “Replacement Note”). The maturity date of the Replacement Note is March 13, 2018 and carries an interest rate of 18% per annum. The Replacement Note is convertible by Salksana (the “Holder”) into the common stock of the Company as follows: The holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, premium, if applicable, and any other sums due and payable under the Replacement Note (the “Conversion Amount”) into common stock of the Company at a conversion price equal to (i) the Conversion Amount (the numerator); divided by (ii) eighty-five (85%) of the lowest of the daily volume weighted average of the price of the Company’s common stock during five business days immediately prior to the conversion date (the denominator). Pursuant to the terms of the Replacement Note, the Holder my not convert an amount of common stock that will result in a beneficial ownership of greater than 4.99% of the issued and outstanding common stock on the day of conversion.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 – First Amendment to Credit Agreement between TCA Global Credit Master Fund, LP and KSIX Media Holdings, Inc.

10.2 – Debt Purchase Agreement between TCA Global Credit Master Fund, LP; Salksana, LLC; KSIX Media Holdings, Inc.

10.3 – First Replacement Convertible Promissory Note A for TCA Global Credit Master Fund, LP

10.4 – First Replacement Convertible Promissory Note B for TCA Global Credit Master Fund, LP

10.5 – Assignment of Note between TCA Global Credit Master Fund, LP and Salksana, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC.

DATE: September 19, 2016	By:	/s/ Carter Matzinger
	Name:	Carter Matzinger
	Title:	President and Chief Executive Officer